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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: Miguel Iribarren MIDWAY GAMES INC. (773) 961-2222 miribarren@midwaygames.com	Joseph N. Jaffoni Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com

MIDWAY GAMES INC. REPORTS THIRD QUARTER 2002 RESULTS

        $52.6 MILLION IN REVENUE, PRE-TAX LOSS OF $11.3 MILLION
EXCLUDING CONSOLIDATION CHARGES

        Chicago, Illinois, October 29, 2002—Midway Games Inc. (NYSE:MWY) announced today its results of operations for the quarter ended September 30, 2002. The Company also provided updated revenue and earnings guidance for the year ending December 31, 2002.

RESULTS

        Revenue increased 86% for the quarter ended September 30, 2002 to $52.6 million from $28.3 million in the prior year period. The pre-tax loss for the quarter ended September 30, 2002 was $11.3 million excluding $0.2 million of charges incurred with the consolidation of administrative facilities from Corsicana, Texas, compared to a pre-tax loss of $5.5 million in the prior year period. The pro forma net loss for the quarter excluding $0.3 million of preferred stock charges and $0.2 million of consolidation charges, and including a pro forma tax credit of $4.2 million or $0.09 per share, was $7.1 million or $0.15 per share. The pro forma tax credit is included solely for purposes of comparing Midway's results to the consensus of analyst expectations as reported by First Call and is calculated assuming a 37% tax rate. Including the preferred stock and consolidation charges, Midway had a net loss applicable to common stock of $11.8 million or $0.25 per share in the quarter ended September 30, 2002.

        Midway's pre-tax loss for the third quarter was greater than the Company's previously stated guidance of a pre-tax loss of between $5 million and $7 million due to the acceleration of amortization expense for capitalized product development costs and an increase in price protection reserves primarily as a result of a decrease in expected reorders for sports products shipped on the Xbox and GameCube platforms during the third quarter. The lower expected reorders for these products resulted in the acceleration of $3.4 million of associated capitalized product development costs and an increase of $1.8 million in receivable reserves for price protection. The combined effect of these items was a $5.2 million increase in pre-tax loss for the quarter.

        Midway released ten new home videogame products during the third quarter compared to four during the prior year period. New products released during the quarter included four games for Microsoft's Xbox™ video game system, three games for the Nintendo GameCube™, two games for Sony's PlayStation®2 computer entertainment system, and one game for Nintendo's Game Boy® Advance. Midway's top-selling games during the quarter included NFL Blitz 20-03, NHL Hitz 20-03, and reorders of MLB SlugFest 20-03, all for the PlayStation 2.

        Revenue for the nine months ended September 30, 2002 was $111.7 million, up 55% from $72.3 million in the same period last year. Home videogame revenue for the nine-month period was $110.3 million, up 100% from $55.2 million in the same period last year. Revenue from the previously exited coin-operated videogame business was $1.4 million during the nine-month period, down from approximately $17.1 million in the same period last year. The pre-tax loss for the nine months ended September 30, 2002 was $27.1 million excluding $2.1 million of charges incurred with the consolidation of administrative facilities, compared with a pre-tax loss of $48.5 million, excluding $12.5 million of restructuring and other one-time charges, in the same period last year. Preferred stock charges for the nine-months ended September 30, 2002 were $19.5 million and include a non-cash dividend of $18.7 million and a cash dividend of $0.8 million. Including the preferred stock and consolidation charges, Midway had a net loss applicable to common stock of $48.7 million or $1.07 per share in the nine months ended September 30, 2002.

GUIDANCE

        For the quarter ending December 31, 2002, Midway expects revenue of between $105.0 million and $155.0 million, a 140% to 250% increase over revenue from the prior year period of $43.7 million. Midway expects pre-tax earnings of between $15.0 million and $40.0 million in the fourth quarter compared to a pre-tax net loss in the prior year period of $0.3 million excluding preferred stock charges.

        For the year ending December 31, 2002, Midway expects revenue of between approximately $217.0 million and $267.0 million, and pre-tax earnings of between a loss of approximately $12.0 million and a gain of approximately $13.0 million prior to preferred stock charges of $19.8 million and excluding charges associated with the consolidation of administrative facilities from Corsicana, Texas estimated to be approximately $2.1 million. The estimated preferred stock charges include a non-cash dividend of $18.9 million and a cash dividend of $0.9 million. Earlier in 2002, investors converted $42.0 million of preferred stock into common stock accelerating the recognition of imputed preferred stock dividends (i.e. non-cash dividends) that otherwise would have been recognized in subsequent periods.

        The Company previously provided guidance for the year of revenue between $295 million and $310 million with pre-tax income between $25 million and $33 million, prior to estimated preferred stock charges of $19.8 million and excluding charges associated with the consolidation of administrative facilities estimated to be between $2.0 million and $2.2 million. Due to net operating loss carry forwards, the Company does not anticipate incurring income tax expense in 2002.

        The Company expects results for the year ending December 31, 2002 to be lower than previously forecasted due to lower expectations for GameCube and Xbox product sales in the fourth quarter of 2002, the decision to delay the launch of Mortal Kombat: Deadly Alliance in the U.K. from the fourth quarter of 2002 to the first quarter of 2003 to coincide with the European launch, and the lower third quarter results.

        Midway expects to ship 17 new home videogame products during the fourth quarter of 2002 across multiple platforms and genres. Following is an updated release schedule for the fourth quarter of 2002:

PlayStation 2	GameCube	Xbox	Game Boy Advance
Defender	Defender	Defender	Defender
Dr. Muto	Dr. Muto	Dr. Muto	Gauntlet: Dark Legacy
Haven: Call of the King	Fireblade	Fireblade	Justice League: Injustice for All
Mortal Kombat:	Mortal Kombat:	Mortal Kombat:	Mortal Kombat:
Deadly Alliance	Deadly Alliance	Deadly Alliance	Deadly Alliance
NHL Hitz 20-03

*
Subject to Change—Expectations as of 10/29/02

CONFERENCE CALL

        Midway Games Inc. is hosting a conference call and simultaneous web cast open to the general public at 5:15 p.m. EST today, Tuesday, October 29, 2002. The conference call number is 212/346-0492 or 415/904-7312; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.companyboardroom.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Following its completion, a replay of the call will be available for thirty days on the Internet via www.investor.midway.com or www.companyboardroom.com.

        Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

        This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in the Company's current Transition Report on Form 10-K and the other filings made by the Company with the Securities and Exchange Commission.

-tables follow-

Midway Games Inc., 10/29/02

MIDWAY GAMES INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002		2001(1)
Revenues:
Home video	$51,918	$27,338	$110,256		$55,226
Coin-operated video	703	997	1,445		17,047

Total revenues	52,621	28,335	111,701		72,273
Cost of sales:
Home video—product costs and distribution	19,845	8,813	40,956		22,924
Home video—royalties and product development	20,411	5,175	40,401		12,731

Home video—total cost of sales	40,256	13,988	81,357		35,655
Coin-operated video	179	789	613		17,527	(5)

Total cost of sales	40,435	14,777	81,970		53,182

Gross profit	12,186	13,558	29,731		19,091
Research and development expense	6,943	5,888	19,136		36,487
Selling and marketing expense	11,684 (2)	8,972	23,644	(2)	20,563
Administrative expense	6,052 (2)	5,009	17,366	(2)(3)	18,045	(3)(5)
Restructuring expense	—	—	1,210	(4)	6,846	(5)

Operating loss	(12,493)	(6,311)	(31,625)		(62,850)
Other income and expense, net	967	769	2,468		1,791

Loss before income taxes	(11,526)	(5,542)	(29,157)		(61,059)
Income taxes	—	—	—		—

Net Loss	(11,526)	(5,542)	(29,157)		(61,059)
Preferred stock dividend:
Distributed	137	481	1,024		665
Imputed	150	1,657	18,484		2,329

Loss applicable to common stock	$(11,813)	$(7,680)	$(48,665)		$(64,053)

Basic and diluted loss per share of common stock	$(0.25)	$(0.20)	$(1.07)		$(1.70)

Average number of shares outstanding	46,495	37,858	45,289		37,770

(1)
Certain 2001 amounts have been reclassified to reflect current period presentation.

(2)
The Company incurred one-time charges of $218,000 and $848,000 during the three and nine months ended September 30, 2002 relating to the closing of administrative facilities located in Corsicana, TX. The administrative operations were consolidated with existing operations in Chicago, IL and Milpitas, CA.

(3)
Administrative expense includes $1,961,000 of amortization of goodwill for the nine months ended September 30, 2001 and none for the nine months ended September 30, 2002 in accordance with the adoption of Statement of Financial Accounting Standards Number 142, Goodwill and Other Intangible Assets.

(4)
The Company incurred restructuring charges of $1,210,000 during the nine months ended September 30, 2002 relating to the closing of administrative facilities located in Corsicana, TX. The administrative operations were consolidated with existing operations in Chicago, IL and Milpitas, CA.

(5)
The company incurred restructuring charges and other one-time charges during the nine months ended September 30, 2001 relating to the downsizing of the coin-operated videogame business. The nine months ended September 30, 2001 charges consisted of $6,846,000 of restructuring charges, $965,000 of one-time administrative charges and $4,716,000 related primarily to the write-off of coin-operated video inventory.

-balance sheet follows-

Midway Games Inc., 10/29/02

MIDWAY GAMES INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2002	December 31, 2001
Assets
Cash and cash equivalents	$64,729	$86,882
Short-term investments	—	41,000
Receivables, net	35,925	23,572
Income tax receivable	577	863
Inventories	7,541	2,203
Capitalized product development costs	34,049	17,664
Other current assets	5,537	2,819

Total current assets	148,358	175,003
Capitalized product development costs	7,698	2,309
Property and equipment, net	21,172	19,559
Deferred income taxes	4,756	13,720
Goodwill	33,464	33,464
Other assets	2,726	2,350

Total assets	$218,174	$246,405

Liabilities and Stockholders' Equity
Accounts payable	$6,310	$5,462
Accrued compensation and related benefits	5,777	3,493
Deferred income taxes	3,513	2,377
Accrued royalties	9,399	3,752
Other accrued liabilities	11,649	13,034

Total current liabilities	36,648	28,118
Other noncurrent liabilities	4,173	1,755
Redeemable convertible preferred stock,
redeemable at $13,125 and $55,125	12,419	35,949
Stockholders equity:
Common stock	494	448
Additional paid-in capital	221,263	197,999
Accumulated deficit	(30,774)	(1,617)
Translation adjustment	(324)	(144)
Treasury stock	(25,725)	(16,103)

Total stockholders' equity	164,934	180,583

Total liabilities and stockholders' equity	$218,174	$246,405

-supplemental data follows-

Midway Games Inc., 10/29/02

MIDWAY GAMES INC.
Supplemental Quarterly Data

Home Videogame Releases
Three months ended September 30, 2002

Title	Platform
NFL Blitz 20-03 NHL Hitz 20-03 MLB SlugFest 20-03 NFL Blitz 20-03 NHL Hitz 20-03 Gravity Games Bike: Street.Vert.Dirt. MLB SlugFest 20-03 NFL Blitz 20-03 NHL Hitz 20-03 NFL Blitz 20-03	Sony PlayStation 2 Sony PlayStation 2 Nintendo GameCube Nintendo GameCube Nintendo GameCube Microsoft Xbox Microsoft Xbox Microsoft Xbox Microsoft Xbox GameBoy Advance
	Revenue by Platform (in thousands) Three months ended September 30,
Platform
	2002	2001
Sony PlayStation 2	$27,990	$23,131
Microsoft Xbox	11,359	0
Nintendo GameCube	8,880	0
Nintendo Game Boy Advance	2,039	3,975
Sony PlayStation	853	220
Nintendo Game Boy Color	627	62
Coin-Op and Other	873	947

Total Revenue	$52,621	$28,335

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  EXHIBIT 99.1